10F-3 Report

SS Sal Bros Variable All Cap Value Fund

01/01/05 through   06/30/05


ID Issuer Name Trade Date Selling DealerTotal AmountPurchase Price % Received by Fund % of Issue (1)

 ........................................................................
..........................................................................



430  Lazard Ltd.  5/4/2005     Goldman Sachs  300.00   25.00
0.001%                 1.463%
(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


Other Participant Accounts   Issue Amount       Total Received All Funds


430         -Includes purchases by other affiliated mutual funds and
             discretionary accounts in the amount of:
499,700.00               34,180,000.00         500,000.00


Issuer	       Trade Date     Joint / Lead Manager(s)	Co-Manager(s)
Selling Group


Lazard Ltd.   05/04/05	Goldman Sachs & Co	Citigroup
AG Edwards & Sons Inc
Credit Suisse First Boston Corp	    Allen & Co
JP Morgan Securities	            Blaylock & Partners
Lazard LLC	                    BNY Capital Markets
Merrill Lynch & Co	            Brean Murray & Co Inc
Morgan Stanley	                    CE Unterberg Towbin
Dominick & Dominick
Guzman & Co

Janney Montgomery Scott
Jefferies & Co
Legg Mason Wood Walker
Putnam Lovell NBF Securities Inc
Raymond James & Associates Inc
Ryan Beck & Co
Sandler O'Neill & Partners
SG Cowen Securities Corp
Stifel Nicolaus & Co Inc
Utendahl Capital Partners LP
Wells Fargo Securities
Williams Capital Group LP